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                                  EXHIBIT 11

                        RICHMOND COUNTY FINANCIAL CORP.
               STATEMENTS RE:  COMPUTATION OF PER SHARE EARNINGS

              (In Thousands, Except Share and Per Share Amounts)



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                                                                                                 For the
                                                                                            Three Months Ended
                                                                                               September 30,
                                                                                 -----------------------------------------
                                                                                        1999                  1998
                                                                                 -----------------    --------------------
Net income (loss)                                                                      $     9,109             $     5,354
                                                                                       ===========             ===========

Weighted average common shares outstanding                                              28,081,155              24,362,800

Common stock equivalents due to dilutive effect of stock options                                 -                       -
                                                                                        ----------              ----------

Total weighted average common shares and equivalents                                    28,081,155              24,362,800
                                                                                        ==========              ==========

Basic earnings per common and common share equivalents                                 $      0.32             $      0.22
                                                                                       ===========             ===========

Total weighted average common shares and equivalents outstanding                        28,081,155              24,362,800

Additional dilutive shares using ending period market value versus average market value for the period when utilizing the treasury
 stock method regarding stock options                                                      330,123                       -
                                                                                        ----------              ----------

Total shares for dilutive earnings per share                                            28,411,278              24,362,800
                                                                                        ==========              ==========

Diluted earnings per common share equivalents                                          $      0.32             $      0.22
                                                                                       ===========             ===========
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